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                                  F O R M    4
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Name and Address of Reporting Person

Cohen                               Marvin
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(Last)                              (First)                             (Middle)

                                 82 Battel Place
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                                    (Street)

                                Oradell, NJ 07649
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(City)                               (State)                               (Zip)
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2. Issuer Name and Ticker of Trading Symbol

                          LCS INDUSTRIES, INC. (LCSI)
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3. IRS or Social Security Number of Reporting Person (Voluntary)

                                   ###-##-####
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4. Statement for Month/Year
                                  October 1997
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer (Check all applicable)

[ ] Director*

[ ] 10% Owner

[X] Officer (give title below)

[ ] Other (specify below)
                               Sr. Vice President
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7. Individual or Joint/Group Filing (Check Applicable Line)

[X] Form filed by One Reporting Person

[ ] Form filed by More than One Reporting Person
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                          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENFICIALLY OWNED
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1. Title of Security (Instr. 3)                        2. Transaction Date      3. Transaction Code       4. Securities Acquired (A)
                                                          (Month/Day/Year)         (Instr. 8)                or Disposed of (D)
                                                                                                             (Instr. 3, 4 and 5)
                                                       -------------------      -------------------       --------------------------
                                                                                                                    (A) or
                                                                                Code           V          Amount      (D)      Price
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Common Stock, par value $.01/share
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Common Stock, par value $.01/share                          10/20/97             M                        22,000       A     2.686
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Common Stock, par value $.01/share                          10/20/97             F                         2,882**     D     20.50**
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                    TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENFICIALLY OWNED -- Continued
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1. Title of Security (Instr. 3)                        5. Amount of Securities      6. Ownership Form:        6. Nature of Indirect
                                                          Beneficially Owned           Direct (D) or             Beneficial
                                                          (Instr. 4)                   Indirect (I)              Ownership
                                                                                       (Instr. 4)                (Instr. 4)
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Common Stock, par value $.01/share                          336,736*
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Common Stock, par value $.01/share                          358,736
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Common Stock, par value $.01/share                          355,854                        D
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 *Previously Reported.
**Shares exchanged for shares obtained through exercise of stock option on October 20, 1997.

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                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security    2. Conversion       3. Transaction Date      4. Transaction Code      5. Number of Derivative
   (Instr. 3)                         Or Exercise         (Month/Day/Year)         (Instr. 8)               Securities Acquired (A)
                                      Price of                                                              or Disposed of (D)
                                      Derivative                                                            (Instr. 3, 4, and 5)
                                      Security
                                    -------------      -------------------      --------------------     ---------------------------
                                                                                  Code          V             (A)            (D)
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Incentive Stock Option                  2.686               10/20/97              X                                           22,000
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*Incentive Stock Option                  3.25
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*Incentive Stock Option                  5.75
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*Incentive Stock Option                 16.85
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                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES) -- Continued
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1. Title of Derivative Security     6. Date                  7. Title and                     8. Price of
   (Instr. 3)                          Exercisable              Amount of                        Derivative
                                       and                      Underlying                       Security
                                       Expiration               Securities                       (Instr. 5)
                                       Date (Month/             (Instr. 3
                                       Day/Year)                and 4)


                                     --------------------    ----------------------------     --------------
                                     Date         Expira-                       Amount or
                                     Exer-        tion                          Number
                                     cisable      Date           Title          of Shares
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Incentive Stock Option               11/9/92      11/8/97    Common Stock
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*Incentive Stock Option              1/3/94       1/2/99     Common Stock       11,000
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*Incentive Stock Option              2/6/95       2/5/05     Common Stock       25,000
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*Incentive Stock Option              9/6/95       9/6/00     Common Stock       50,000
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                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES) -- Continued
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1. Title of Derivative Security         9. Number of Derivative            10. Ownership Form of              11. Nature of Indirect
   (Instr. 3)                              Security (Instr. 5)                 Derivative Security:               Beneficial
                                                                               Direct (D) or                      Ownership
                                                                               Indirect (I) (Instr. 4)            (Instr. 4)
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Incentive Stock Option
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*Incentive Stock Option                         11,000                                D
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*Incentive Stock Option                         25,000                                D
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*Incentive Stock Option                         50,000                                D
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Explanation of Responses:
*Previously reported on Form 4.



                         /s/Marvin Cohen                       11/10/97
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                         Signature of Reporting Person           Date